EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	INVESTOR CONTACT:
Steve Forsyth	Qorvis Communications
(770) 632-8322	Karen Vahouny (703) 744-7809

WORLD AIRWAYS ANNOUNCES
SEVENTH CONSECUTIVE PROFITABLE QUARTER

Operating Income of $13.8 Million Exceeds Revised Guidance;
Quarterly Revenues of $129.2 Million Up 15%

PEACHTREE CITY, Ga. (Nov. 4, 2004) – World Airways, Inc. (NASDAQ: WLDA) today reported its financial results and highlights for the quarter ended Sept. 30, 2004.

•	Operating revenues for the third quarter of 2004 totaled $129.2 million, achieving the high end of the revised guidance range of $125 to $130 million.

•	Operating income for the 2004 third quarter was $13.8 million, exceeding the revised guidance range of $11 to $13 million due to lower-than-projected maintenance costs.

•	Quarterly net earnings were $7.1 million, or $0.54 per basic and $0.31 per diluted share, up significantly in comparison to net earnings of $1.4 million, or $0.13 per basic and $0.11 per diluted share, for the same quarter of last year.

•	For the first nine months of 2004, the company reported operating income of $31.8 million, a 49 percent increase compared to the same period last year.

Randy Martinez, president and chief executive officer, noted, “We generated excellent financial results this quarter due to strength in both our military and commercial operations. This demonstrates our ability to effectively scale our business and utilize our aircraft efficiently, while benefiting from aggressive fleet planning and lower aircraft lease payments. Our revenue diversification efforts are paying off, and we’ve added four new commercial customers so far this year. Our new $23 million contract with Lufthansa Cargo Charter will expand our penetration of the Asian market, with World flying to two cities in the People’s Republic of China. With our application to the Department of Transportation, we hope to win additional cargo business in China in 2006.”

He added, “A major event in the third quarter was the Air Force’s renewal of our Air Mobility Command contract, valued at $94 million for fixed passenger flying and the opportunity for significant expansion flying. World is the largest passenger carrier for the U.S. military, and we’re very proud of our service and safety record for this important customer.”

Quarterly Highlights

•	The company increased its total block hours 27.8 percent, to 12,771 compared to 9,995 in the same period last year, and also increased its aircraft utilization rate 36 percent to 8.7 hours per day compared to 6.4 hours per day in the third quarter of last year. Per block hour results are as follows:

	Per Block Hour Results
	Third Quarter 2004	Third Quarter 2003	Difference
Revenue	$10,115	$11,235	$(1,120)
Operating costs	$9,037	$10,647	$1,610
Operating margin	$1,078	$588	$490

•	The company received approval from the U.S. Air Force Air Mobility Command (AMC) for a $94 million contract to provide fixed passenger flying in fiscal year 2005, which began Oct. 1, 2004. The company also will continue to support AMC’s expansion flying needs, which generated an additional $245 million in revenue for the fiscal year 2004 contract.

•	The company signed a long-term ACMI agreement with Lufthansa Cargo Charter, a subsidiary of Lufthansa Cargo, for international cargo service between Nuremberg, Germany and Xian, China. The service is anticipated to begin before year-end and continue through December 2005. The company is also providing service for Lufthansa Cargo Charter between Hong Kong and Frankfurt, Germany until December 2004. The total contract value for these services is approximately $23 million for the term of the agreements.

•	The company announced contracts to transport two National Football League teams, the Buffalo Bills and the Jacksonville Jaguars, for the 2004 football season.

•	In August, International Lease Finance Corporation (ILFC) chose to exercise warrants it held to purchase one million shares of common stock at $2.50 per share. In addition, the Air Transportation Stabilization Board (ATSB) opted to exercise its corresponding warrants to purchase 111,111 shares and, pursuant to the net exercise provisions of the warrants, received 21,994 shares of the company’s common stock.

•	In September, a bondholder chose to convert $3,182,000 principal amount of the company’s 8.0 percent convertible debentures into 994,375 shares of common stock. Following this conversion, the company had $22,363,000 principal amount of debentures remaining outstanding at Sept. 30, 2004. In November, the company announced that certain bondholders converted an additional $1,888,000 and $1,028,000 principal amount of the company’s 8.0 percent convertible debentures into 590,000 and 321,250 shares of common stock, respectively. Following these conversions, the company has $19,447,000 principal amount of debentures remaining outstanding. These conversions will reduce the company’s interest expense going forward by $0.5 million annually.

•	The company applied to the Department of Transportation for rights to operate round-trip scheduled cargo service to Shanghai and Guangzhou, China, in 2006. The company would operate six round-trip cargo flights a week serving San Jose and Houston using its MD-11 freighter aircraft if awarded these frequencies.

Financial Summary

Third quarter operating revenues increased 15.0 percent to $129.2 million from $112.3 million in the same quarter of 2003. The company reported significant growth in military passenger revenues associated with the AMC contract as well as commercial cargo ACMI flying, offset by reductions in military cargo revenues and commercial passenger full service flying.

Operating income for the 2004 third quarter was $13.8 million, an improvement of $7.9 million over the prior year’s comparable quarter. The company’s earnings before income tax were $12.5 million versus $4.8 million for the comparable period of last year.

Net earnings for the 2004 third quarter were $7.1 million, or $0.54 per basic and $0.31 per diluted share, compared to $1.4 million, or $0.13 per basic share and $0.11 per diluted share, for the third quarter of 2003. Basic and diluted per share results were computed on the basis of 13.0 and 23.7 million weighted average shares outstanding for the third quarter of 2004, and 11.3 and 18.6 million weighted average shares for the same quarter of 2003, respectively. The diluted share count increase between last year’s third quarter and this year’s comparable quarter was due to the new convertible debt, as well as the warrants issued to the ATSB associated with the debt restructuring in December 2003.

Operating expenses were $115.4 million compared to $106.4 million in the third quarter of 2003, an increase of $9.0 million or 8.4 percent. The most significant increases were $4.9 million for maintenance expenses, $4.7 million for flight operations and $1.0 million for commissions offset by a decrease of $1.5 million for aircraft costs.

Maintenance expenses were higher by $4.9 million primarily due to an increase of $2.4 million for scheduled engine and thrust reverser maintenance, $1.6 million for higher maintenance reserve expenses related to the increase in total block hours, and $1.5 million for asset impairment related to DC-10 aircraft parts.

The increase of $4.7 million in flight operations expense was primarily attributable to higher pilot and flight attendant wages, employee benefit expense and travel costs as well as higher communication and catering costs. These increases were directly related to the overall increase in block hours, as well as a 19.2 percent increase in flight attendant block hours.

The commission increase of $1.0 million was due to higher military revenue in the third quarter of 2004 compared to the same period in 2003.

The decrease of $1.5 million in aircraft costs was due to the favorable restructuring of lease agreements for several MD-11 aircraft during the first quarter, as well as the return of two expensive DC-10 cargo aircraft in the first half of 2004. This decrease was partially offset by aircraft rent associated with an additional MD-11 passenger aircraft under a power-by-the-hour operating lease.

The increase of $0.6 million in other expenses was primarily due to the amortization of guarantee fees associated with the new $30.0 million term loan.

The company reported that it ended the third quarter of 2004 with cash and cash equivalents of $47.0 million compared to $30.5 million at Dec. 31, 2003. In addition, the company had $5.4 million of restricted cash, due to $4.7 million for letters of credit that had to be collateralized and $0.7 million related to unearned revenue.

The company ended the third quarter of 2004 with working capital of $27.8 million, an improvement of $19.3 million since Dec. 31, 2003.

YTD Financial Highlights

•	Revenues for the first nine months of 2004 were $373.8 million compared to $352.6 million for the same period of 2003, an increase of $21.2 million or 6.0 percent.

•	Operating income increased to $31.8 million for the first nine months of this year compared to $21.4 million for the same period of the prior year, an increase of $10.4 million or 48.9 percent.

•	For the first nine months of 2004, the company’s earnings before income tax were $27.0 million versus $18.1 million for the same period of 2003.

•	The company’s estimated annual effective tax rate for 2004 is now approximately 35 percent. The company had previously estimated an effective tax rate of 28 percent. In order to adjust to an effective tax rate of 35 percent for the nine months ending Sept. 30, the company had to record a tax provision of approximately 44 percent for the third quarter.

•	Net earnings for the first nine months of 2004 were $17.5 million, or $1.46 per basic and $0.78 per diluted share, versus net earnings of $14.5 million, or $1.30 per basic and $0.92 per diluted share, for the same period of 2003. Basic and diluted per share results were computed on the basis of 12.0 and 23.8 million weighted average shares outstanding for 2004, and 11.2 and 17.3 million weighted average shares for 2003. The new convertible debt and the warrants issued to the ATSB increased the diluted share count for 2004.

Guidance

The company is forecasting $110 to $120 million in revenues for the fourth quarter of 2004, with military revenue of $80 to $90 million, and operating income in the range of $7.0 to $9.0 million.

INVESTOR CONFERENCE CALL
Nov. 4, 2004, at 3 P.M. EST
Phone: 800-443-6049

A conference call for investors will begin at 3 p.m. EST on Thursday, Nov. 4, 2004. Investors who wish to participate should call 800-443-6049 prior to the 3 p.m. start time. The call will be available for replay from 5 p.m. EST on Thursday, Nov. 4, to 5 p.m. EST on Friday, Nov. 5. The replay number is 800-633-8284 and the reservation number is 21211843.

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

WORLD AIRWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30,
(IN THOUSANDS EXCEPT PER SHARE & BLOCK HOUR DATA)
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,				NINE MONTHS ENDED SEPTEMBER 30,
	BETTER (WORSE)				BETTER (WORSE)
	2004	2003	DIFF	%	2004	2003	DIFF	%
OPERATING REVENUES
FLIGHT OPERATIONS	$128,573	$111,038	$17,535	15.8%	$372,299	$350,329	$21,970	6.3%
ALL OTHER	602	1,256	(654)	-52.1%	1,520	2,239	(719)	-32.1%

TOTAL OPERATING REVENUE	129,175	112,294	16,881	15.0%	373,819	352,568	21,251	6.0%
OPERATING EXPENSES
FLIGHT	40,600	35,889	(4,711)	-13.1%	119,107	105,862	(13,245)	-12.5%
MAINTENANCE	19,295	14,368	(4,927)	-34.3%	57,183	57,051	(132)	-0.2%
AIRCRAFT COSTS	19,498	20,979	1,481	7.1%	56,595	63,727	7,132	11.2%
FUEL	17,603	18,020	417	2.3%	52,168	58,005	5,837	10.1%
FLIGHTS SUBCONTRACTED TO OTHER CARRIERS	—	428	428	100.0%	1,599	653	(946)	N.M.
COMMISSIONS	5,667	4,679	(988)	-21.1%	16,798	13,227	(3,571)	-27.0%
DEPRECIATION & AMORTIZATION	1,258	1,259	1	0.1%	3,819	4,040	221	5.5%
SALES, GENERAL & ADMINISTRATIVE	11,490	10,798	(692)	-6.4%	34,759	28,646	(6,113)	-21.3%

TOTAL OPERATING EXPENSES	115,411	106,420	(8,991)	-8.4%	342,028	331,211	(10,817)	-3.3%
OPERATING INCOME	13,764	5,874	7,890	134.3%	31,791	21,357	10,434	48.9%
OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(769)	(1,135)	366	32.2%	(2,813)	(3,537)	724	20.5%
INTEREST INCOME	141	92	49	53.3%	388	282	106	37.6%
OTHER, NET	(597)	11	(608)	N.M.	(2,322)	(2)	(2,320)	N.M.

TOTAL OTHER, NET	(1,225)	(1,032)	(193)	-18.7%	(4,747)	(3,257)	(1,490)	-45.7%

EARNINGS BEFORE INCOME TAX	12,539	4,842	7,697	159.0%	27,044	18,100	8,944	49.4%

INCOME TAX	5,485	3,398	(2,087)	-61.4%	9,546	3,648	(5,898)	N.M.
NET EARNINGS	$7,054	$1,444	$5,610	388.5%	$17,498	$14,452	$3,046	21.1%

BASIC EARNINGS PER SHARE:
NET EARNINGS	$0.54	$0.13	$0.41	315.4%	$1.46	$1.30	$0.16	12.3%

WEIGHTED AVERAGE SHARES OUTSTANDING	12,956	11,290	1,666	14.8%	12,013	11,159	854	7.7%
DILUTED EARNINGS PER SHARE:
NET EARNINGS	$0.31	$0.11	$0.20	181.8%	$0.78	$0.92	$(0.14)	-15.2%

WEIGHTED AVERAGE SHARES OUTSTANDING	23,674	18,630	5,044	27.1%	23,802	17,309	6,493	37.5%
REVENUE BLOCK HOURS	12,771	9,995	2,776	27.8%	35,112	32,933	2,179	6.6%

WORLD AIRWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS )

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,994	$30,535
Restricted cash	5,377	23,290
Accounts receivable, net	37,329	31,446
Prepaid expenses and other current assets	6,054	7,721

Total current assets	95,754	92,992
Fixed assets, net	34,223	38,964
Long-term operating deposits	18,045	17,664
Other assets and deferred charges, net	6,417	7,681

Total assets	$154,439	$157,301

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Current maturities of convertible debentures	$—	$18,000
Accounts payable	26,590	28,167
Accrued rent	6,076	9,881
Unearned revenue	4,186	3,546
Accrued maintenance	4,158	2,791
Accrued salaries and wages	17,027	16,957
Accrued taxes	7,890	2,581
Other accrued liabilities	1,994	2,506

Total current liabilities	67,921	84,429
Long-term obligations, net of current maturities	54,649	57,177
Deferred gain from sale-leaseback transactions, net	1,928	2,777
Accrued post-retirement benefits	3,583	3,583
Deferred rent	8,233	16,008

Total liabilities	136,314	163,974
Stockholders’ equity (deficiency):
Preferred stock	—	—
Common stock	16	13
Additional paid-in capital	38,530	31,233
Accumulated deficit	(7,564)	(25,062)
Treasury stock, at cost	(12,857)	(12,857)

Total stockholders’ equity (deficiency)	18,125	(6,673)

Total liabilities and stockholders’ equity (deficiency)	$154,439	$157,301